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Guided Therapeutics, Inc. and Konica Minolta Look to Expand Cancer Detection Technology

NORCROSS, GA (May 6, 2008) - Guided Therapeutics, Inc. (GT) (Pink Sheets: SPRX) today announced that it has entered into a collaborative option to license and no shop agreement with Konica Minolta Opto, Inc. (KMOT) of Tokyo.

Under terms of the agreement, KMOT will have a defined period of time to evaluate certain applications of GT's technology, including the potential adaptation of its LightTouch™ non-invasive cervical cancer detection technology to lung and biliary cancer. KMOT also will purchase prototype equipment and single use disposables.

"We are pleased to be working with a first class company that has expertise in optical technologies, and one that is in the process of expanding its medical division," said Mark L. Faupel, Ph.D., President and CEO of GT. "The potential extension of our platform LightTouch technology into lung cancer detection may have a significant impact on this deadly cancer, which currently lacks cost effective and accurate methods for early detection."

"We are so flattered and honored to be working with an advanced technology company that already developed the cervical cancer detection technology, and we believe our collaboration will contribute to improve quality of life for potential lung and biliary cancer patients," said Akira Suzuki, General Manager, Business Strategy Department for KMOT.

About Guided Therapeutics

Guided Therapeutics, Inc. (Pink Sheets: SPRX) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer. The technology is designed to quickly eliminate false positive Pap and HPV results and discover cervical disease missed by existing tests. Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are available immediately. GT also owns technology for measuring substances in interstitial fluid, a secondary circulatory system in the body that surrounds the cells. For more information, visit GT's web sites at www.spectrx.com or www.guidedtherapeutics.com.

About Konica Minolta Opto

Konica Minolta Opto, Inc. was inaugurated on October 1, 2003, following the integration of the former Konica Opto Corporation and the optics division parented by the optical system operations of the former Minolta Co., Ltd. Our scope of business can be roughly divided into two categories: optical product development centered on our proprietary, cutting-edge optical technology; and the development and manufacturing of electronic components including triacetyl-cellulose (TAC) films for use in LCD polarizing plates and glass dry plates used for production of shadow masks. Visit www.konicaminolta.com/opt/index.html for more information.

The Guided Therapeutics LightTouch™ Non-invasive Cervical Cancer Detection Device and interstitial fluid measuring technology are investigational devices and are limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in Guided Therapeutics's reports filed with the SEC, including Guided Therapeutics's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 and subsequent quarterly reports.